Trilliant 8-K	Exhibit 10.1

Share Purchase Agreement

This Share Purchase Agreement (the "Agreement") is made and entered into on the 17th day of July, 2009, between the following parties:

I. Mr. William W. Magers, a United States of America national with domicile in Machala Ecuador and Las Vegas, Nevada; hereinafter referred to as the “Seller”; and,

II. Ayapambagold S.A. an Ecuadorean corporation in good standing duly incorporated and registered under the laws of Ecuador, hereinafter referred to as “AYA” or the “Buyer”.

Recitals

WHEREAS Seller is holder of 99% of all of the issued and outstanding shares of Santafemining S.A., (“SFM”) a corporation established and existing under the laws of the Republic of Ecuador,

WHEREAS Seller desires to sell and Buyer agreed to purchase from Seller 799 issued and outstanding shares in the capital of SFM.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1           “Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), operated, owned or leased by SFM, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property, specially: (a) the Land and Buildings thereon; (b) all governmental Permits and Licenses required to operate the Processing Plant known as “Buza”; and, (c) the Processing Plant known as “Buza”.

1.2           "Closing" has the meaning of Section 6.

1.3           "Closing Date" has the meaning set forth in Section 6.1.

1.4           "Data" means environmental, title and other information, data and reports in Seller’s possession or control relating to the Land and the Permits of SMF.

1.5           "Effective Date" means the date on which this Agreement has been executed by Seller and Buyer.

1.6           “GAAP” means Ecuador generally accepted accounting principles, as currently in effect.

1.7           “Land” means the site owned by SFM, where the fixtures and improvements are located as described in Exhibit A, Part 1.

1.8           “Material Adverse Effect” means an adverse effect whether individually or in the aggregate which exceeds US $50,000, save that in respect of SFM; provided, however, that the term “Material Adverse Effect” shall not include any effect attributable to general economic changes or general changes in the industry in which SFM is engaged.

1.9           “Ordinary Course of Business” means the action of a person that is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

1.10           “Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

1.11           "Purchase Price" means the price to be paid by Buyer for the purchase of the Shares as described in Section 2.2.

1.12            “Shares” means all registered shares in the name of Seller representing 99.00% of all of the issued and outstanding shares of SFM as of the date hereof.

2. Purchase and Sale Terms.

2.1           Purchase and Sale of Shares. Subject to all of the terms and conditions of this Agreement and for the consideration described in this Agreement, at Closing, Seller will sell and transfer to Buyer; and, Buyer will purchase from Seller, 799 issued and outstanding shares that Seller has in the capital of SFM.

2.2           Purchase Price. The Purchase Price for the Shares will be US $1,631,844.00 (One Million Six Hundred Thirty One Thousand, Eight Hundred Forty Four Dollars), which shall be paid and satisfied as follows:

2.2.1           Initial Payment. On Closing, as instructed by Seller, Buyer shall pay as Initial Payment, the amount of US $600,000.00 (Six Hundred Thousand Dollars) as follows: (i) US$152,334 to GB Global Mining AG (“GMAG”); (ii) US$132,550 to Minera Del Pacifico Noroeste S.A. (“MDP”); and, (iii) US$314,783 to SFM to settle debts upon receipts submitted by SFM to Buyer and other sums as are necessary to discharge and pay any and all claims, indebtedness, judgments, liens or security interests secured by any instruments encumbering title to any of SMF Assets, including any deeds of trust, financing statements, mortgages or security agreements secured by SFM’s grant of a lien and security interest in the Assets. All payments that will be going to paying off SFM debt and local payments to local creditors will be paid upon full issuance of invoices by SFM to AYA. Attached Exhibit “B”.

2.2.2          Payment Schedule. Following the Closing and the Initial Payment, as instructed by Seller, Buyer shall pay the following cash payments:

(a) On or before Six (6) months after Closing, US$171,974,00 to GMAG; and, US$171,974 to MDP;

(b) On or before Twelve (12) months after Closing, US$245,504.00 to GMAG; and, US$98,444.00 to MDP;  and,

(c) On or before Eighteen (18) months after Closing, US$343,948.00 to GMAG.

2.2.3          Escrow Agreement.  All payments of the Purchase Price detailed in Sections 2.2.1 and 2.2.2 will be made through an Escrow Agreement set up by AYA with Befumo & Schaeffer (“Escrow Agent”).  The initial US$600,000.00 down payment will be administered by the direction of the Escrow Agent initial first payments to SFM and GMAG

respectively.   Upon closing date GMAG will also deliver to Escrow Agent a list of GB Global shareholders to Escrow Agent for the issuance of a dividend payable to GMAG Shareholders on record of the closing date of the transaction.  The dividend issued will be 100 shares of Common Stock per shareholder from Trilliant Exploration Corporation.  The dividend will be issued within 4 weeks of the closing date.

2.3           Assumption and Performance of Permits. Seller shall continue to maintain and keep current all operating Permits of SFM required to operate the ore reduction plant.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the date hereof and Closing Date, as follows:

3.1           Organization and Authorization. SFM is a corporation duly organized and validly existing and in good standing under the laws of the Ecuador. That Seller has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by Seller have been, or at Closing will have been, duly executed by Seller or a person authorized by Seller to do so.

3.2           Capital Stock of SFM. The share capital of SFM consists of 800 shares of common stock, par value US $1.00 per share. Each of the issued and outstanding shares of the capital of SFM is duly authorized, validly issued and fully paid.

3.3           Ownership of Shares. Seller owns the Shares free and clear of all encumbrances, and have good and valid title to the Shares. Seller is not under any agreement to sell any of their Shares to any person.

3.4           No Breach of Laws or Contracts. The consummation by Seller of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under any applicable law or regulation, its articles of organization or operating agreement, or under any other agreement or instrument to which Seller is a party, by which it is bound, or which affects the Seller or SFM, the business or Assets or Properties of SFM or the share capital of SFM Shares.

3.5           Consents and Governmental Approvals and Filings; Third Party Consents. No consent, approval (including without limitation foreign exchange registration and permit) or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or SFM is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Save as provided in this Agreement, no consent, notice to, approval or authorization of any third party (other than a Governmental or Regulatory Authority) is required in connection with the consummation of the transactions contemplated hereunder.

3.6           Books and Records. The minute books and other corporate records of SFM as made available to Buyer contain a true and complete record in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors and committees of the boards of directors of SFM.

3.7           SFM Financial Statements. SFM Financial Statements when issued are prepared in conformity with GAAP, consistently applied throughout the periods involved, and present fairly in all material respects the financial position and results of operations of SFM as of the respective dates thereof and for the periods covered thereby.

3.8           Absence of Changes. Except for the execution and delivery of this Agreement and the transactions contemplated hereunder, SFM has been operated in the Ordinary Course of Business and there has not been:

3.8.1
to the best knowledge of Seller, any event, occurrence, development or state of related circumstances or facts, not otherwise reflected in SFM Financial Statements or their Management Accounts, that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on SFM;

3.8.2	to the best knowledge of Seller, any creation or other incurrence of any material encumbrance on the Assets of SFM;

3.8.3
to the best knowledge of Seller, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets of SFM, which damage, destruction or other casualty loss would have a Material Adverse Effect on SFM;

3.8.4
any material modification or  amendment, or any cancellation, termination, receipt of notice of termination or failure to renew (other than in the Ordinary Course of Business) of any of the material contracts of SFM;

3.8.5
any sale, assignment, lease or other transfer or disposition of any of any material Assets (or any assets or property that, but for such sale, assignment, lease or other transfer or disposition, would have been a material Asset hereunder), other than in the Ordinary Course of Business;

3.8.6
other than transactions and commitments in the Ordinary Course of Business or those contemplated by this Agreement, any material transaction or commitment made by SFM (including the acquisition of any material Asset), or any relinquishment by SFM of any material contract or other right;

3.8.7	any change in any method of accounting or accounting practice by SFM except for any such change after the date hereof required by reason of a concurrent change in GAAP;

3.8.8	any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve of SFM; or

3.8.9
any issuance of any shares, bonds or other corporate securities or any right, options or warrants with respect thereto except for option grants issued in the Ordinary Course of Business and issuances of shares upon the exercise or conversion of outstanding options and warrants.

3.9           No Undisclosed Liabilities. To the knowledge of Seller, except as disclosed in SFM Financial Statements, and except for liabilities incurred since the date of their Financial Statements in the Ordinary Course of Business which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SFM, there are no liabilities (whether absolute, contingent, accrued or otherwise) (including but not limited to any liability for Taxes) that are not so disclosed, nor any basis for any claim against SFM for any such liabilities relating to or affecting SFM or any of its Assets.

3.10           Tangible Personal Property. SFM is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets (for greater certainty excluding Intellectual Property) used in the conduct of its business, including all tangible personal property reflected on SFM Financial Statements and any tangible personal property acquired since the date of SFM Financial Statements other than property disposed of since such date in the Ordinary Course of Business.  All such tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets of SFM are free and clear of encumbrances.

3.11           Intellectual Property. To the knowledge of Seller, SFM owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of encumbrances, all of its Intellectual Property used in the conduct of SFM’s business as presently conducted. The Intellectual Property of SFM constitutes all the Intellectual Property rights material to the conduct of SFM’s business as presently conducted and, to the knowledge of Seller, are all such Intellectual Property rights necessary to operate such business after the Closing Date in substantially the same manner as such business has been operated by SFM prior thereto. No litigation is now pending and no notice or other claim in writing has been received by SFM, (i) alleging that SFM has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to SFM.

3.12           Binding Obligations. When executed and delivered, this Agreement and all instruments executed and delivered by Seller pursuant to this Agreement will constitute legal and binding obligations of Seller and will be valid and enforceable in accordance with their respective terms.

3.3           Compliance with Laws. Seller has not received notice from any governmental agency, of any physical or environmental condition existing on the Assets or the Land or any access to the Land or created by SFM or of any action or failure to act by SFM which is a material violation of any applicable law, regulation or ordinance. To Seller’s knowledge, there are currently no off-site improvement requirements that any governmental authority has imposed or threatened to impose on the Land.

3.4           No Litigation. There are no actions or proceedings pending or, to the knowledge of Seller, threatened against SFM, relating to or affecting (i) SFM, its Assets and properties or SFM’s business, or (ii) the transactions contemplated by this Agreement, and, to the knowledge of Seller, there is no basis for any such action or proceeding. SFM is not in default with respect to any order, and there are no unsatisfied judgments against SFM.

3.5           Equipment. All tangible personal property and equipment used by SFM in the conduct of its business is in good operating condition and repair (subject to normal wear and tear) having regard to its current use.

3.6           Condition of and Title of SMF Assets.

3.6.1
Title to the Land. SFM represents and warrants that SFM’s title to the Land is good and marketable and on the Closing shall be free and clear of any lien, claim or encumbrance, except the following (the “Permitted Exceptions”):

(a)                      Liens for taxes and mortgages acknowledged by Buyer on the Assets not yet due and payable or which are being contested in good faith;

(b)                      Any items listed in the Title Commitment or any amendment or update to the Title Commitment to which Buyer does not timely deliver to Seller a Notice of Objection.

3.6.2	Encroachments. To SFM’s knowledge, the improvements on the Land lie entirely within the boundaries of the Land and no structure of any kind encroaches on or over the Land.

3.6.3	Condemnation. To SFM’s knowledge, no portion of any of the Land or improvements on the Land is the subject of, or affected by, any condemnation or eminent domain proceeding.

3.6.4
Unrecorded Conveyances. To SFM’s knowledge, there are no unrecorded liens, encumbrances, restrictions or royalties against the Land with the exception of that certain Mortgage in favor of Minera Del Pacifico Noroeste, S.A., said mortgage to be released upon the Closing of this transaction, subject to the time required by Ecuadorean registration procedures.

3.13           Taxes. SFM represents that all taxes, including without limitation, ad valorem, property (both real and personal), production, severance, reclamation, and similar taxes and assessments based upon or measured by ownership of property or production of minerals or the receipt of proceeds there from which have become due and payable have been properly paid. Buyer will not be liable for any taxes which accrue or are assessed before the Closing. To Seller’s knowledge, there are no pending or threatened special assessments affecting SFM.

3.14           Payment Consent. Seller herein agrees, consents and authorizes that the payment of the Purchase Price shall be delivered by Buyer and received by GMAG, MDP and SMF as detailed and instructed by Seller in Sections 2.2.1, 2.2.2 and 2.2.3 of this Agreement.

3.15           Material Misstatement and Omissions; No Other Representations. The statements, representations and warranties of Seller contained in this Section 3 do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.  Other than the statements, representations and warranties of Seller set forth in this Section 3 or in any certificate required to be delivered in connection with the Closing, Seller does not make any other (nor shall it be deemed to have made any other, and Buyer has relied on) statements, representations or warranties of any kind, including, but not limited to, statements, representations and warranties regarding financial or other projections of or with respect to SFM, its business, future financial performance or prospects.

4. Representations and Warranties of Buyer. Buyer agrees, represents and warrants to Seller the following:

4.1           No Breach of Law or Contracts. The consummation by Buyer of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute a default under any applicable law, regulation or ordinance or any other agreement or instrument to which Buyer is a party or by which it is bound.

4.2           Binding Obligations. When executed and delivered this Agreement and all instruments executed by Buyer pursuant to this Agreement, will constitute legal and binding obligations of Buyer and will be valid and enforceable in accordance with their respective terms.

4.3           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Buyer without inquiry, threatened the ability of Buyer to perform its covenants and obligations under this Agreement.

4.4           Brokers. Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement.

4.5           Financial Resources. Buyer will have sufficient financial resources through both debt and equity capital to meet its payment obligations in respect of the Purchase Price

4.6           Organization and Authorization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of The Republic of Ecuador. Buyer has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by Buyer have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by Buyer to do so.

5. Covenants.

5.1 Covenants of Seller. Seller covenants and agrees with Buyer as follows:

5.1.1           Maintenance of Property. Until Closing, Seller shall cause the Assets to be maintained and operated in a good and workmanlike manner, shall not partition the Assets, shall maintain insurance now in force with respect to the Assets, shall pay or cause to be paid all costs and expenses incurred in connection with this Agreement, shall keep the Underlying Agreements in full force and effect, and shall perform and comply with all of the conditions and covenants contained in same and all other agreements relating to the Assets.

5.1.3           Copies of Agreements. Seller has disclosed to Buyer the existence of and has furnished Buyer with copies of all agreements and contracts relating to the Assets, to the extent that it is aware of the existence of such agreements and contracts.

5.1.4           Notification of Buyer of Suits, Litigation, Material Adverse Change, Etc. Until the Closing, Seller promptly shall notify Buyer of any suit, action, or other proceeding, actual or threatened, before any court, governmental agency or arbitrator and any cause of action or any other adverse change which relates to the Shares or the Assets or which might result in impairment or loss of  Seller’s Shares or SFM's title to any portion of the Assets or the value of the Assets or which might hinder or impede the operation of the Assets or which seeks to restrain or prohibit or to obtain substantial damages from SFM in respect of, or which is related to or arises out of, this Agreement or the consummation of all or any part of the transactions contemplated under this Agreement of which Seller becomes aware.

5.1.5           Maintenance of Representations and Warranties. Seller shall use its reasonable best efforts to cause all of the representations and warranties of Seller contained in this Agreement to be true and correct. If any material change in condition or circumstances renders any of Seller’s representations or warranties contained in this Agreement inaccurate in any material respect between the Effective Date and the Closing Date, Seller shall promptly give written notice to Buyer of such change. Buyer shall have a period of five (5) days after receipt of Seller’s notice to accept such representation or warranty as changed or to terminate this Agreement. If Buyer elects to terminate this Agreement, Seller and Buyer shall instruct the Escrow Agent to promptly release and return the initial money deposit to Buyer, and, if Buyer makes such election after the initial money deposit has been paid to Seller, Seller shall promptly repay the initial money deposit to Buyer. On such termination, neither party shall have any further rights or obligations under this Agreement. Alternatively, Buyer may waive the effect of any such changed representation or warranty and proceed to complete the Closing.

5.1.6           Agreement Not to Market the Shares. Until the Closing and thereafter if the Closing occurs, Seller shall not assign, transfer, encumber or in any way dispose of any interest in or to the Shares to any other person or entity, or negotiate with any other person or entity with respect to the transfer or grant of any interest or option whatsoever in the Shares, except that Seller may continue to sell aggregate, sand and gravel from the Assets in the ordinary course of Seller’s business. These obligations of Seller shall terminate before the Closing if and at such time as this Agreement is terminated as provided in Section 8.

5.1.7           Permits and Underlying Agreements. Seller shall maintain all SMF’s Permits and Underlying Agreements in full force and effect.

5.2 Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

5.2.1           Maintenance and Confidentiality of Data. Before the Closing, Buyer shall exercise due diligence in safeguarding and maintaining all Data and keeping the Data confidential, except for such disclosure as reasonably deemed necessary by Buyer for purposes of obtaining financing and such disclosures as counsel for either party may advise is legally required or an announcement which is required to be made to all governmental or regulatory agency, in which cases Seller shall be given reasonable advance notice and the right to review and comment on same. If the Closing does not occur, Buyer’s obligation to maintain the confidentiality Data shall survive termination of this Agreement.

5.2.2           Maintenance of Representations and Warranties. Buyer shall use its reasonable best efforts to cause all of the representations and warranties of Buyer contained in this Agreement to be true and correct as of the Closing; provided, however, that nothing contained in this Section shall create an obligation of Buyer to Seller to pay money or undertake any additional legal obligation.

6. Closing. On Closing Date, the Buyer shall deliver to the Seller the Initial Payment set forth in Section 2.2.1 and Seller shall deliver to the Buyer  (i) the shares certificates representing all of its 799 issued and outstanding shares in the capital of SFM all of them duly endorsed and signed; and, (ii) a share transfer letter (the “Share Transfer Letter”).

6.1           Date and Place of Closing. The parties will execute and deliver to each other a signed counterpart or copy of this Agreement as escrow instructions and such general conditions of escrow as requires. In the event of any conflict between the terms of this Agreement and the general conditions of the closing, the terms of this Agreement shall control. The Closing shall be held at a time mutually agreed upon by Seller and Buyer on the Closing Date, unless extended by the parties' agreement. The Closing will be held at the offices of AYA. The Closing shall occur on or before July 23rd, 2009.

6.2           Conditions Precedent to Buyer's Duty to Close. The obligations of Buyer under this Agreement to consummate the purchase of the Shares are subject to the satisfaction (or waiver by Buyer) of the following at or before the Closing:

6.2.1           The representations and warranties of Seller contained in this Agreement are true and correct in all material respects.

6.2.3           There has been no material adverse change affecting the Shares or Assets to which Buyer has objected and Seller has not cured.

6.2.4           There shall be no preliminary or permanent injunction or order from any governmental or administrative authority or judicial court or,local regulatory agency and no statute, rule, regulation or order shall exist which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement. There shall not be pending any action, suit or proceeding in which this transaction is opposed by the members or by the representatives of the members of any of the parties.

6.2.5           Buyer shall have completed its due diligence investigation of the Share and Assets to Buyer’s satisfaction.

6.3 Conditions Precedent to SFM's Duty to Close. The obligations of Seller under this Agreement to consummate the sale of the Shares are subject to the satisfaction (or waiver by SFM) of the following at or before the Closing:

6.3.1           All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects.

6.3.2           Buyer has not committed a material breach of any of its covenants contained in this Agreement.

6.3.3           There has been no material adverse change affecting the Shares or the Underlying Agreements.

6.3.4           There shall be no preliminary or permanent injunction or order from any governmental or administrative authority or judicial court or local regulatory agency and no statute, rule, regulation or order shall exist which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement. There shall not be pending any action, suit or proceeding in which this transaction is opposed by the members, owners or shareholders, as applicable, or by the representatives of the members, owners or shareholders, as applicable, of any of the parties.

6.4 Closing Obligations. At the Closing, Seller and Buyer shall have the following respective obligations:

6.4.1 Seller's Obligations. At the Closing, Seller shall:

6.4.1.1            Cause any liens and monetary encumbrances against the Assets to be discharged or transferred to Buyer.

6.4.1.2            Execute and deliver to Buyer the shares certificates representing all of its 799 issued and outstanding shares in the capital of SFM.

6.4.1.3            Take any other action consistent with the terms of this Agreement that may be reasonably requested by Buyer for the purpose of closing the transactions contemplated under this Agreement.

6.4.2           Buyer's Obligations. At the Closing, Buyer shall:

6.4.2.1            Deliver the Initial Payment as instructed in Section 2.2.1 of this Agreement.

6.4.2.2            Take any other action consistent with the terms of this Agreement that may be reasonably requested by Seller for the purpose of closing the transactions contemplated under this Agreement.

7. Obligations after Closing.

7.1           Recording Fees. Except as otherwise provided in and except as otherwise paid in accordance with Section 6.4, Buyer shall pay all notary documentary, filing and recording fees required in connection with the filing and recording of any conveyances and assignments delivered by Seller to Buyer at the Closing in accordance with standard Ecuadorean practices.

7.2           Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any document, certificate or other instrument delivered pursuant to this Agreement.

7.3           Indemnification by Buyer. If the Closing is held pursuant to Section 6, Buyer shall assume and have responsibility and liability for the Shares and the Assets from and after the Closing Date. Except as provided in Section 7.4. Buyer shall defend, indemnify and hold harmless Seller from and against any and all claims, liabilities and costs (including reasonable attorneys' fees), relating to or arising from or in connection with any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement or in any agreement or other document executed by Buyer in connection with this Agreement or relating to or arising from Buyer’s ownership, possession of the Shares from and after the Closing Date.

7.4           Indemnification by Seller. After the Closing, Seller agrees to indemnify, defend and hold harmless Buyer, and its respective agents or affiliates, directors, employees, managers, members and officers from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other expenses of investigating any claims and defending against or prosecuting any action) to which they or any of them may become subject due to, or which arise from any of the following (collectively the “Indemnity Claims”):

7.4.1           Any breach of Seller’s covenants, agreements, warranties or representations contained in this Agreement or in any assignment or other documents executed by Seller in connection with this Agreement.

7.4.2           Any failure of Seller to pay liabilities assumed or incurred by Seller and SFM pursuant to this Agreement;

7.4.3           The operations of SFM or the acts or omissions of its employees or agents before the Closing Date; and

7.4.4           All obligations arising from or relating to Seller’s ownership of the Shares and SFM’s ownership, possession or use of the Assets on or before the Closing Date; provided, however, that except as otherwise provided in this Agreement, SFM shall have no indemnification obligations to Buyer for obligations arising from or relating to Buyer’s ownership, possession of the Shares after the Closing Date.

8. Termination of Agreement.

8.1 Termination by Seller. This Agreement and the transactions contemplated under this Agreement may be terminated by Seller if before the Closing Buyer materially breaches any representation or warranty made by Buyer or any obligation undertaken by Buyer and Buyer fails to cure or to commence to cure such breach within five (5) days after receiving written notice from Seller of such breach.

8.2 Termination by Buyer. This Agreement and the transactions contemplated under this Agreement may be terminated by Buyer if before the Closing Seller materially breaches any representation or warranty made by Seller or any obligation undertaken by Seller and Seller fails to cure or to commence to cure such breach within five (5) days after receiving written notice from Seller of such breach.

9. Miscellaneous.

9.1           Exhibits. The exhibits referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement.

9.2           Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

9.3           Notices. All notices required or authorized to be given under this Agreement shall be in written form. Any notices may be sent by registered or certified delivery, postage prepaid, return receipt requested, addressed to the proper party at the addresses described in this Section. Any notice may be personally delivered to the party or sent by telex, telegraph, telecopy or other electronic delivery method, and shall be effective when actually received by the addressee party. For purposes of this Agreement, the addresses of the parties are:

If to Seller:
Mr. William W. Magers
Circunvalación Norte #511 y 12ava. Norte
Machala, El Oro, Ecuador

If to Buyer:  Compañía Minera Ayapambagold, S.A.
Circunvalación Norte #511 y 12ava. Norte
Machala, El Oro, Ecuador
Attention: William Lieberman

and copy to:  Befumo & Schaeffer
115 King Street
Culpeper, VA 22701
United States of America
Attention Andrew Befumo

and copy to: GB Global AG
Chamerstrasse 44
6331 Hünenberg/ZG
Switzerland
Attention: Tomas Wilmot

Either party may, by written notice so delivered to the other, change the address or individual to which delivery shall thereafter be made.

9.4           Amendments. This Agreement may not be amended or any rights waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

9.5           Assignment. Neither party may assign or transfer its interest in this Agreement without the prior written consent of the other party.

9.6           Arbitration. Any dispute arising out of or in connection with this Agreement shall be finally settled under Arbitration by three arbitrators appointed in accordance with the Rules of the Guayaquil Chamber of Commerce Centre. The place of arbitration shall be Guayaquil, Ecuador at the Guayaquil Chamber of Commerce Centre. The language of the arbitration shall be Spanish. Any determination or award made in the arbitration proceedings in accordance with this paragraph shall be final and binding on the parties hereto.

9.6.1           Costs of Arbitration. Each party shall pay one-half (1/2) of the arbitrator's costs, expenses and fees for services.

9.7           Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.8           Governing Law. This Agreement and the transactions and instruments contemplated under this Agreement shall be construed in accordance with, and governed by, the laws of Ecuador, without regard to the choice of law provisions of such law.

9.9           Entire Agreement. This Agreement (including the Exhibits) constitutes the entire understanding among the parties with respect to the subject matter, superseding all prior negotiations, prior discussions and prior agreements, including but not limited to the letter agreement between the parties, and understandings relating to such subject matter. Each party has been represented by independent counsel of its choice and has participated in the negotiation and drafting of this Agreement. No provision or term of this Agreement shall be construed in favor of or against any party based on such party’s participation in the negotiation or drafting of such provision or term.

9.10           Scope of Representations and Warranties. All agreements, covenants, representations and warranties of the parties are contained in this Agreement, in the Exhibits and the documents referred to in this Agreement. No other agreements, covenants, representations and warranties have been made by any party and all prior agreements, covenants, representations and warranties are merged in this Agreement.

9.11           Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

9.12           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Each of the parties has caused this Agreement to be executed by its duly authorized representatives identified below.

SELLER

_/s/ William W. Magers__________
Mr. WILLIAM W. MAGERS
Date: July 17th, 2009

BUYER

Compañía Minera Ayapambagold S.A. and Trilliant Exploration Corporation

__/s/ William R. Lieberman______________
By: WILLIAM ROBERT LIEBERMAN
Title: President

DATE: July 17th 2009
SIGNED SEALED and DELIVERED by Santafemining S.A. for purposes of Sections 2.2.1, 2.2.2 and 2.2.3.

Compañía Minera Santafemining S.A.

__/s/ Sergio Sanabria Rucavado___________
By: SERGIO SANABRIA RUCAVADO
Title: General Manager
DATE: July 17th 2009

SIGNED SEALED and DELIVERED by GB Global Mining AG for purposes of Sections 2.2.1, 2.2.2 and 2.2.3.

GB GLOBAL MINING AG

_/s/ Tomas George Wilmot___________
BY: TOMAS GEORGE WILMOT
Title: Chief Executive Officer
DATE: July 17th 2009

SIGNED SEALED and DELIVERED by Minera del Pacifico Noroeste S.A. for purposes of Sections 2.2.1, 2.2.2 and 2.2.3.

Compañía Minera Del Pacífico Noroeste S.A.

__/s/ William W. Magers___________
By: __William W. Magers__________
Title: __General Manager__________
DATE: July 17th 2009